INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Westmont Resources Inc.
(an Exploration Stage Company)

We consent to the use in the Registration Statement of Westmont Resources Inc. (an Exploration Stage Company) on Form SB-2/A, Amendment No. 1, of our Report of Independent Registered Public Accounting Firm dated September 6, 2006 on the consolidated Balance Sheets of Westmont Resources Inc. (an Exploration Stage Company) as of May 31, 2006 and 2005, the related consolidated Statements of Operations and cash flows for year ended May 31, 2006, from November 16, 2004 (inception) to May 31, 2006 and the related consolidated statement of Stockholders’ Equity for the period from November 16, 2004 (inception) to May 31, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

December 14, 2006